UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2022

SIENTRA, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-36709

Delaware	20-5551000
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3333 Michelson Drive, Suite 650 Irvine CA 92612

(Address of principal executive offices, with zip code)

(805) 562-3500

(Registrant’s telephone number, including area code)

420 South Fairview Avenue, Suite 200

Santa Barbara, CA 93117

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SIEN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.03	Material Modification to Rights of Security Holders

On January 19, 2023, Sientra, Inc. (the “Company”) effected a 1-for-10 reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding common stock, par value $0.01 per share (“Common Stock”). by the filing of a Certificate of Amendment (the “Certificate”) with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law. The Reverse Stock Split became effective at 4:00 p.m. Eastern Time on January 19, 2023. The Company anticipates that the Common Stock will begin to trade on a Reverse Stock Split-adjusted basis as of the opening of the Nasdaq Global Market on January 23, 2023.

On January 12, 2023, the Company held its Special Meeting of Stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved the Reverse Stock Split at a ratio ranging from 1-for-5 up to a ratio of 1-for-15, such ratio and the implementation and timing of such Reverse Stock Split to be determined by the Company’s Board of Directors. Following the Special Meeting on January 18, 2023, the Company’s Board approved the Reverse Stock Split at a ratio of 1-for-10 shares.

As a result of the Reverse Stock Split, every 10 shares of Common Stock issued and outstanding were automatically reclassified into one new share of common stock. The Reverse Stock Split did not modify any rights or preferences of the shares of Common Stock. Proportionate adjustments will be made to the exercise or conversion prices and the number of shares underlying the Company’s outstanding equity awards, convertible securities and warrants, as well as to the number of shares issued and issuable under the Company’s equity incentive plans. The Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split will not affect the number of authorized shares of Common Stock or the par value of the Common Stock.

No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the Reverse Stock Split are entitled to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing trading price per share of the common stock (as adjusted for the reverse stock split) on the Nasdaq Global Market on the trading day immediately preceding the effective time of the reverse stock split.

The foregoing descriptions of the Certificate does not purport to be complete and is qualified in its entirety by reference to the complete text of the Certificate, which is filed herewith as Exhibit 3.1 and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On January 12, 2023, the Company held its Special Meeting. The following is a brief description of each matter submitted to a vote at the virtual Special Meeting held on January 12, 2023, as well as the number of votes cast for, withheld or against, the number of abstentions and the number of broker non-votes with respect to each matter, as applicable. For more information about these proposals, please refer to the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 29, 2022.

There were present, in person or by proxy, a total of 63,778,299 shares of Common Stock, or approximately 63.14% of the voting power of our Common Stock issued and outstanding and entitled to vote at the Special Meeting. Certain matters submitted to a vote of stockholders at the Special Meeting were approved as described below.

Proposal No. 1: Approve the Reverse Stock Split

Stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to effect a reverse stock split of the Company’s common stock, within a range, as determined by the Company’s board of directors, of one new share for every five (5) to fifteen (15) (or any number in between) shares outstanding. The results of the voting included 58,197,236 votes for, 5,495,093 votes against and 85,970 votes abstained. There were no broker non-votes regarding this proposal.

Proposal No. 2: Adjournment of Special Meeting, if Necessary, to Continue to Solicit Votes for Proposal 1

Stockholders approved the adjournment of the Special Meeting, if necessary, to continue to solicit votes for Proposal 1. The results of the voting included 57,818,214 votes for, 5,693,335 votes against and 266,750 votes abstained. There were no broker non-votes regarding this proposal.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibits

3.1	Certificate of Amendment, filed January 19, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*        *        *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SIENTRA, INC.

Date: January 19, 2023	By:	/s/ Ronald Menezes
Ronald Menezes
President and Chief Executive Officer

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